Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Atomera Incorporated (f/k/a Mears Technologies, Inc.) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated June 17, 2016, with respect to our audits of the financial statements of Atomera Incorporated as of December 31, 2015 and 2014 and for the years then ended, which report appears in the Company’s prospectus filed on August 8, 2016 pursuant to rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-212353), which is incorporated by reference in this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 11, 2016